Exhibit 10.29

SET JET, INC.

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (the “Agreement”) is made and entered into as of May 17, 2022, by and among Thomas P. Smith (“Smith”), The III Trust (“III Trust”), Clear Air LLC (“Clear Air”), DJJ Trust (“DJJ Trust”), Theodore H Constantine (“THC”), Kingston Robert Constantine Trust (“KRC Trust’’), Jenson Joseph Constantine Trust (“JJC Trust”), and each other stockholder of the Company that executes this Agreement or a Joinder to this Agreement (the “Other Stockholders,” and sometimes together with Smith, III Trust, Clear Air, DJJ Trust, THC, KRC Trust and JCC Trust, the “Stockholders,” and each individually, a “Stockholder”) and Set J Inc., a Nevada corporation (the “Company”).

Recitals

A. The Stockholders, together, own all or substantially all of the outstanding. Shares of common stock of the Company (the “Common Stock” or “Shares”).

B. The Stockholders desire to enter into this Agreement to provide for certain limitations on the transfer or other disposition of the Shares presently owned or hereafter acquired by and to regulate their live voting rights as stockholders of the Company, and the corporate governance of the Company;

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and covenants and conditions contained here and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between each of the parties hereto as follows:

1.	Rights of First Refusal and Co-Sale Rights.

1.1 Right of First Refusal.

(a) Notice. Should any Stockholder (or a Permitted Transferee, as defined below) propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase Shares or other capital stock held by such Stockholder (the ‘“Shares’’) (other than as set forth in Section 1.4(a) of this Agreement), such Stockholder (sometimes called a “Selling Stockholder”) shall promptly deliver a notice (the “Notice”) to the Company stating (i) the Selling Stockholder’s bona fide intention to sell or otherwise transfer Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (ill) the number of Shares (the “Offered Shares”) proposed to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Selling Stockholder proposes to transfer the Offered Shares (the “Offered Price”), and (v) the estimated closing date of such transfer of such shares, and the Selling Stockholder shall offer the Offered Shares at the Offered Price to the Company prior to accepting such Purchase Offer.

(b) Exercise by Company. At any time within thirty (30) days after receipt of the Notice, the Company may, by giving written notice to the Selling Stockholder, elect to purchase all or a portion of the Offered Shares, at the Company’s Purchase Price determined in accordance with Section 1.1(c) below.

(c) Company’s Purchase Price.

(i) The purchase price and the form of consideration (“Company’s Purchase Price”) for the Offered Shares to be purchased by the Company shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company and the Selling Stockholder, in good faith, or, at the election of any such party, by a third-party appraiser mutually agreed upon. The fees and expenses of such appraiser shall be split equally.

(ii) If the parties are unable to mutually agree upon an appraiser within ten (10) days, the Company and the Selling Stockholder shall each designate an appraiser within thirty (30) days following the expiration of the ten (10) day period set forth above. If either party does not timely designate an appraiser , in writing, the determination of the cash equivalent value shall be made solely by the appraiser selected by the other party. If both parties timely designate an appraiser, both appraisers shall submit their determination of the cash equivalent value to the Company and the Selling Stockholder, as soon as practicable following the date of their respective selection. If the determinations of the cash equivalent value varies by less than ten percent (I 0%), then the cash equivalent value shall be the average of the two (2) determinations. If such determinations vary by ten percent (10%) or more, then the two (2) appraisers shall promptly designate a third appraiser. Each party shall pay the fees and. expenses of its chosen appraiser and shall split the fees and expenses of the third appraiser. Neither the Company nor any Stockholder, nor the prior appraisers shall provide any information to the third appraiser as to the prior determinations of the cash equivalent value or otherwise influence such third appraiser’s determination in any way. The third appraiser shall submit its determination of the cash equivalent value to the Company and the Stockholders as soon as practicable following the date of its selection. The cash equivalent value shall be equal to the average of the two (2) closest of the three determinations; provided, however, that if the difference between the highest and middle determinations is no more than one hundred and five percent (105%) and no less than ninety-five percent (95%) of the difference between the middle and lowest determinations, then the cash equivalent value shall be equal to the middle determination. The determination of the cash equivalent value in accordance with the foregoing procedures shall be final and binding on the Company and each Stockholder. If any appraiser is only able to provide a range in which the cash equivalent value would exist, the average. of the highest and lowest value in such range shall be deemed to be such appraiser’s determination of the cash equivalent value. Each appraiser selected pursuant to the provisions of this Section shall be a qualified person with prior experience in appraising property comparable to the Company’s business and who is not an interested person with respect to the Company or any applicable Stockholder.

(d) Payment. Payment of the Company’s Purchase Price shall be made in cash within sixty (60) days after receipt of the Notice; provided, however, if appraisers are appointed pursuant to Section 1.1(c). such payment shall be made within the later of such sixty (60) day period and ten ( l 0) days after the final determination of such appraisers designated. pursuant to Section 1.1(c).

(e) Selling Stockholder’s Right to Transfer. If all of the Offered Shares proposed in the Notice to be transferred are not purchased. by the Company as provided herein, the Selling Stockholder may sell or otherwise transfer any remaining Offered Shares at the Offered Price or at a higher price and on no more favorable terms; provided, that such sale or other transfer: (i) complies with the provisions of Section 1.2 of this Agreement with respect to Co-Sale Rights; (ii) is consummated within ninety (90) days after the date of the Notice; (iii) is in accordance with all other terms of this Agreement and any other agreements, if any, between the Selling Stockholder and the Company; and (iv) is effected in accordance with any applicable securities laws. If the Offered Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company shalt again be offered a Right of First Refusal before any Offered Shares held by the Selling Stockholder may be sold or otherwise transferred.

1.2 Co-Sale Rights. If the Proposed Transferee (which is neither a Stockholder or an Affiliate of a Stockholder) has offered to purchase, in a bona fide arm’s length transaction, a sufficient number of Shares from one or more Selling Stockholders sufficient to cause a Change in Control, to the extent the Company declines or otherwise fails to exercise its rights of first refusal in full with respect to the Offered Shares, the Company, and each other stockholder (the “Non-selling Stockholder(s)”) may participate in the Selling Stockholder’s transfer of the Offered Shares by giving written notice of its election to do so to the Selling Stockholder and the Company within thirty (30) days after its receipt of the Notice. Each such participating Non-selling Stockholder (“Participating Stockholder”) shall then have the right to sell to the Proposed Transferee, at the same price and on the same terms as the Selling Stockholder, a number of shares (the “Co-Sale Shares”) equal to (i) the total number of Shares owned by the Participating Stockholder, multiplied by (ii) the percentage represented by the ratio of the number of Shares being sold by the Offered Stockholders to the total number of Shares owned by such Offered Stockholders, all on an as converted. To the extent that the Proposed Transferee refuses to purchase shares from the Participating Stockholders, the Selling Stockholder shall purchase such shares or other securities from the Participating Stockholders, on the terms set forth herein, concurrently with his sale of the Offered Shares to the Proposed Transferee. In connection with any co-sale effected pursuant to this Section 1.2, the Participating Stockholders shall enter into an agreement with the purchaser on terms and conditions identical, to the extent feasible, with the agreement entered into by the Selling Stockholder providing representations and warranties and other terms and conditions agreed to by the Selling Stockholder. For purposes hereof, “Change in Control” shall be deemed to occur as a result of the bona fide sale of Shares, in one or a series of arm’s length transactions, if as a result of such sale, less than a majority of the combined voting power of the outstanding securities of the Company immediately after such sale are held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction.

1.3 Drag Along Rights. If a Proposed Transferee (which is neither a Stockholder or an Affiliate of a Stockholder) agrees to purchase, in a bona fide arm’s length transaction, a sufficient number of Shares from one or more Selling Stockholders sufficient to cause a Change in Control, and the Non-selling Stockholders and the Company do not exercise their right to purchase the Offered Shares under Section 1.1, the Selling Stockholders or any of them shall have the right to compel the Non-selling Stockholders to participate in the sale to the Proposed Transferee at the same time and on the same terms and conditions as offered to the Selling Stockholders. If the Selling Stockholders exercise the rights provided by this Section, the Selling Stockholders shall provide written notice to the Non-selling Stockholders at least 15 days prior to the consummation of the sale, setting forth (i) the name and address of the Proposed Transferee and the number of Shares proposed to be transferred; and (ii) the proposed amount of consideration and terms and conditions of payment offered by such Proposed Transferee (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration); and each of the Non-selling Stockholders shall be required to sell a number of Shares to the Proposed Transferee equal to (x) the total number of Shares owned by such Non-selling Stockholder, multiplied by (y) the percentage represented by the ratio of the number of Shares being sold by the Selling Stockholders to the total number of Shares owned by the Selling Stockholders, all on an as converted basis. Notwithstanding the foregoing, a Stockholder need not ·participate in such sale if the Stockholder is required to provide joint and several indemnification to the Proposed Transferee, or is required to indemnify the Proposed Transferee for damages in an amount equal to more than the Stockholder’s pro rata share of damages based on the percentage of the Company’s outstanding shares of common stock on a fully diluted basis, which are owned by such Stockholder.

1.4 Permitted Transfers and Other Provisions.

(a) Permitted Transfers. The provisions of Sections 1.1, 1.2 and 1.3 of this Agreement shall not pertain or apply to: (i) any transfer by a Stockholder of all or any portion of its Shares to a trust for the benefit of the Stockholder or the Stockholder’s descendants or spouse (provided that the transferring Stockholder continues to have sole voting control over the Shares); (ii) any transfer by a Stockholder which is an entity, to an individual controlling such Stockholder as of the date hereof, (iii) any transfer by a Stockholder which is an entity, to another entity controlled by the individual which controls such Stockholder as of the date hereof; or (iv) any transfer by a Stockholder which is an individual, to an entity controlled by such individual; provided, in each case, that the Stockholder(s) shall inform the Company of such transfer prior to effecting it, and the transferee or donee (each a “Permitted Transferee”) shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Stockholders.

(b) Assignment of Rights. The rights of any of the Stockholders set forth in this Section 1 may be transferred or assigned in connection with a permitted transfer pursuant to Section 1.4(a); provided, that the Company is furnished with written notice of such transfer or assignment and the transferee or assignee enters into an agreement with the Stockholders and the Company to be bound by and comply with all the provisions of this Agreement.

(c) No Adverse Effect. The exercise or non-exercise of the rights of the Company and the Stockholders pursuant to this Section 1 in one transaction shall not adversely affect their rights to participate. in subsequent transactions by a Stockholder.

(d) Counterpart. Notwithstanding anything in the contrary set forth herein, as a condition to any Transfer under this Section, the transferee shall countersign a copy of this Agreement, or otherwise agree to be bound by the terms and conditions set forth herein.

2.	Transfer Restrictions.

2.1 Prohibited Transfers. Any attempt by a Stockholder to transfer Shares in violation of Sections 1.1, 1.2 or 1.3, of this Agreement shall be void and the Company agrees it will not affect such a transfer nor will it treat any alleged transferee as the holder of such Shares. In addition, each of the Stockholders agrees that it will not hypothecate or otherwise create or suffer to exist any lien, claim or encumbrance upon any of its Shares at any time subject hereto, other than the encumbrance created by this Agreement, and other than an encumbrance required in connection with obtaining financing for the Company.

2.2 Stop Transfer Instructions. Each Stockholder agrees, to ensure compliance with the restrictions referred to herein, that the Company shall issue appropriate “stop transfer” instructions to the transfer agent for the Company’s securities and that, if the Company acts as transfer agent for its own securities, it shall make appropriate notations to the same effect in its records.

2.3 Market-Standoff Agreement.

(a) Lock-Up Agreement. In connection with any public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Stockholder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not to exceed 90 days from the effective date of such registration (or 180 days in the case of the Company’s initial public offering), and to execute an agreement reflecting the foregoing, as may be requested by the underwriters at the time of the Company’s public offering.

(b) Limitations. The obligations described in Section 2.3(a) shall not apply to (i) a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act, or (ii) transfers by any Stockholder pursuant to the registration statement for the public offering.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Stockholder (and the securities of every other person subject to the restrictions in Section 2.3(a)).

(d) Transferees Bound. Each Stockholder agrees that it will not transfer any of its Shares unless each transferee agrees in writing to be bound by all of the provisions of this Section 2.3.

3.	Buy/Sell Provisions

3.1 Buy/Sell Events. The following events shall constitute “Buy/Sell Events”:

(a) Prohibited Transfers and Encumbrance. Except for Permitted Transfers under Section 1.4(a), a transfer or encumbrance, by a Stockholder of all or any portion of such Stockholder’s Shares in violation of the provisions of Sections 1 or 2.

(b) Bankruptcy or Insolvency. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) adjudging a Stockholder bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for a Stockholder under the federal bankruptcy laws or any other similar applicable law or practice; provided, that such decree or order shall remain in force, undischarged and unstayed, for a period of at least ninety (90) days.

(c) Appointment of Receiver. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of a Stockholder, or for the winding up and liquidation of such Stockholder’s affairs; provided, that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (ii) for the sequestration or attachment of any property of a Stockholder without its return to the possession of such Stockholder or its release from such sequestration or attachment within sixty (60) days thereafter.

(d) Bankruptcy Proceedings. A Stockholder (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against such Stockholder, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Stockholder under the federal bankruptcy Jaws or any other similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Stockholder or a substantial part of such Stockholder’s property, (v) makes an assignment for the benefit of such Stockholder’s creditors, (vi) admits in writing such Stockholder’s inability to pay such Stockholder’s debts generally as they become due, or (vii) takes any action in furtherance of any of the aforesaid purposes.

(e) Loss of Sole Voting Control. With respect to any Shares transferred by a Stockholder to a trust pursuant to Section 1.4(a)(i) hereof, the loss of sole voting control over such Shares by the transferring Stockholder or such Shares becoming no longer subject to such trust, unless such Shares are returned to the original transferor thereof or to an entity controlled by the original transferor thereof.

(f) Death. The death of any Stockholder, if in connection therewith, the Person to which Shares are transferred does not execute an irrevocable voting proxy in favor of the Person designated by the Board of Directors, within ten (10) days after receiving a request to execute such voting proxy.

The “Defaulting Stockholder” shall be: (i) in the case of the occurrence of the event referenced in Section 3.1(a), the Stockholder that has transferred all of any portion of such Stockholder’s Shares contrary to the provisions of Section 1 or 2; (ii) in the case of the occurrence of any of the events referenced in Sections 3.1(b), (c), or (d), the Stockholder that is subject to such court decree or order or has instituted such proceedings or filed such petitions or who is insolvent, (iii) in the case of the occurrence of the events referenced in Section 3.1(e), the applicable trust, and (iv) in the case of the occurrence of the events referenced in Section 3.1(f), the failure of the recipient of such Shares to execute a. voting proxy as set forth in Section 3. l(t). The “Non-Defaulting Stockholder” shall be any Stockholder who is not a Defaulting Stockholder.

3.2 Rights Arising From an Buy/Sell Event. Upon the occurrence of an Buy/Sell Event set forth in Sections 3.1(a)-(f), the Company shall have the right, but not the obligation, to implement the buy/sell procedures set forth in this Section 3 by giving written notice (“Buy/Sell Election Notice”) thereof to the Defaulting Stockholder within thirty (30) days following the date the Non-Defaulting Stockholders receive notice or obtain actual knowledge. of the occurrence of such Buy/Sell Event.

3.3 Determination of the Purchase Price. The Purchase Price (as defined in Section 3.5) for the Defaulting Stockholder’s stock upon a Buy/Sell Event shall be determined in accordance with Section 3.5.

3.4 Options to Purchase Stock.

(a) Company’s Option Pursuant to Section. 3.2(a). For a period of thirty (30) days after the determination of the Purchase Price for any repurchase pursuant to Section 3.2(a), the Company shall have the right, but not the obligation, to purchase any of the stock of the Defaulting Stockholder (the “Defaulting Stockholder’s Offered Stock”) for the Purchase Price thereof, and on the terms and conditions set forth in Sections 3.1-3.4 by giving written notice thereof to the Defaulting Stockholder within such thirty (30)-day period. Failure by the Company to timely give written notice exercising its right to purchase set forth in this Section 3.4(a) shall be deemed an election by the Company to waive such right to purchase.

3.5 Purchase and Price Terms.

(a) Determination of Purchase Price. For a period of ten (10) days following the effective date of the Buy/Sell Election Notice or the receipt of a decree notice, as applicable, the, Selling Party (as defined below) and the Company, shall attempt to agree upon a purchase price for the Selling Party’s Stock (the “Purchase Price”), which, if agreed to, shall constitute the Purchase Price for the Selling Party’s Stock. If the Selling Party and Company are unable to agree on the Purchase Price within such ten (10)-day period, then the Purchase Price for the Selling Party’s Stock shall be determined in accordance with the. following provisions of this Section 3.5(a). Within fifteen (15) days after the determination of the Enterprise Value of the Company pursuant to Section 3.5(a)(i) below, the accountants regularly employed by the Company shall determine the aggregate amount of cash that would be distributed to each Stockholder if (i) the Company were sold for the Enterprise Value, as of the date of the Buy/Sell Event; (ii) the liabilities of the Company were paid; (iii) a reasonable reserve for any contingent, conditional or unmatured liabilities or obligations of the Company was established by the Board of Directors of the Company; and (iv) the Company was liquidated. Upon such determination , the accountants shall give the Selling Party and the Company, written notice (“Accountant’s Notice”) thereof. The determination by such accountants of such amounts, including all components thereof, shall be conclusive (and binding on the relevant parties), absent any material computational error, and each of the Stockholders and the Company agree to hold such accountants harmless from such determination. The aggregate amount which would be distributed to the Selling Party, shall constitute the Pw-chase Price for the Defaulting Stockholder’s Offered Stock.

(i) Determination of Enterprise Value; Selling Party. The enterprise value (“Enterprise Value”) of the Company shall be determined by a regional third-party valuation firm mutually agreed upon by the Selling Party and the Company. The term “Selling Party” means upon the occurrence of any Buy/Sell Event, the Defaulting Stockholder.

(ii) Buy/Sell Event Under Section 3.1(b), (c) and (d). Notwithstanding anything else set forth herein, in the event of an Buy/Sell Event triggered pursuant to Section 3.1(b), (c) or (d), the Purchase Price shall be reduced by 50%.

(b) Closing and Payment of Purchase Price. The closing of a purchase and sale pursuant to this Section 3 shall be held at the principal office of the Company in the State of Arizona (or such other office as is designated by the purchasing parties) on or before the one hundred and twentieth (120th) day after the delivery of the first notice of such purchasing parties’ election to purchase the Selling Party’s Stock in accordance with Sections 3.1-3.5, as applicable. The Purchase Price shall be paid by the Company at the closing, in cash, or by the delivery of (i) one (1) or more certified or bank cashier’s checks drawn and made payable to the order of the Selling Party for an amount equal to 25% of the Purchase Price (or more at the election of the purchasing person), and (ii) one (1) or more non-recourse promissory notes in an amount equal to the balance of such Purchase Price executed by the purchasing parties.

Any promissory note delivered pursuant to this Section 3.5(b) shall contain terms providing for (i) annual interest accruing at a rate equal to the lesser of (a) the Wells Fargo Bank commercial reference (prime) lending rate, compounded annually, and adjusted concurrently with any adjustments to any such prime rate., or (b) the maximum non-usurious rate then permitted by law (if the usury laws are applicable), and (ii) payments of equal quarterly installments of principal and interest commencing on the first day of the first calendar quarter following the closing of the purchase of the Selling Party’s Stock so that the entire principal amount is fully amortized over a five (5) year period. In addition, any such promissory note may be prepaid at any time without prepayment penalty. In order to secure the repayment of the promissory note described above, the purchasing parties shall grant a security interest in favor of the Selling Party in and to the stock purchased by such purchasing parties and the purchasing parties hereby agree to execute any and all documents, instruments and/or agreements reasonably necessary to create, perfect and continue such security interest including, without limitation, Uniform Commercial Code financing and continuation statements and other security instruments.

(c) Condition to Any Transfer. Payment for any shares of stock to be purchased pursuant to Sections 3.1-3.5, as applicable, shall be conditioned upon the Selling Party’s delivery of the stock to the purchasing entities free and clear of all liens, security interests and competing claims (other than the security interest granted pursuant to Section 3.5(b) above). Any transferee entity shall accept the stock subject to all the restrictions, terms and conditions contained in this Agreement. Notwithstanding any other provision of this Agreement, no purchase and sale of stock pursuant to 3.1-3.5 shall be permitted if such purchase and sale would result in (i) a breach of or violation in any transfer restrictions contained in any loan documentation (and/or guaranty) relevant to any indebtedness encumbering all or any portion of the assets of the Company and/or any other agreement governing the Company, or (ii) the violation of any state laws prohibiting the Company from repurchasing its stock, and such transfer restrictions are not waived, if a waiver is permitted, by the applicable lender and/or the parties to such agreement, as the case may be.

4.	Voting and Deadlock Resolution.

4.1 Voting Agreement. Each of the Stockholders and their transferees, shall vote all of such Stockholder’s shares of voting stock and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy, execution of written consents in lieu of meetings and voting such Stockholder’s shares to cause the Company to take all necessary and desirable actions within its control, including, without limitation, calling special ‘board and stockholder meetings) to:

(a) Maintain a Board of Directors having five (5) members (the “Board”);

(b) Elect to the Board one (1) director nominated by Smith, which initial appointee is Smith.

(c) Elect to the Board one (1) director nominated. by Ill Trust, which initial designee is William R. Smith;

(d) Elect to the Board one (1) director nominated by Clear Air, which initial designee is Steve Reynolds;

(e) Elect to the Board one (1) director nominated by DJJ Trust, which initial board seat shall remain vacant, until such time a DJJ Trust appoints such director;

(f) Elect to the .Board one (l) director nominated by Smith, III Trust and III Trust and Clear Air, by a majority vote, which initial designee is Sarah Bowers;

(g) Remove from the Board, without cause, any director, only upon the written request of the Stockholder or Stockholder(s) entitled to nominate such director under Sections 3.1(b)-(f).

(h) Increase the number of directors only upon the unanimous written consent of Smith, Smith III Trust and Clear Air.

4.2 Deadlock Resolution. Any deadlock in the vote of the Directors (a “Dispute”), shall be resolved as follows: The Dispute shall be submitted to final and binding arbitration in Maricopa County, Arizona, administered by JAMS, or its successor, in accordance with the rules and procedures of JAMS then in effect. The Stockholders agree that any and all Disputes that are submitted to arbitration in accordance with this Section shall be decided by one (1) neutral arbitrator who is a retired judge or attorney licensed to practice law in Nevada and who is experienced in commercial transactions. The directors and the Company will cooperate with JAMS and with one another in selecting an arbitrator from the JAMS panel of neutrals and in scheduling the arbitration proceedings. If the directors are unable to select the arbitrator within ten (10) business days after receipt of the arbitration notice, then JAMS shall designate the arbitrator. The arbitration shall be conducted in accordance with the rules and procedures of JAMS then in effect. Any director may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other directors . Each of the directors will participate in the arbitration in good faith, and the Company shall pay the administrative costs and arbitrator’s fees associated with the arbitration. The arbitrator shall apply Nevada law without reference to conflicts of laws principles. Any award issued as a result of such arbitration shall be final and binding between the Stockholders and the Company and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. Each Stockholder expressly acknowledges and understands that by entering into this Agreement, such Stockholder is waiving its rights to have any Dispute adjudicated by a court or by a jury.

5.	Termination.

5.1 Termination Events. This Agreement shall terminate upon the earliest to occur of any one of the following events (and shall not apply to any transfer by a Stockholder in connection with any such event):

(a) The liquidation, dissolution or indefinite cessation of the business operations of the Company;

(b) The execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) Other than Section 2.3 which shall not terminate upon such event, the closing of a firm commitment underwritten public offering by the Company of shares of its Common Stock;

(d) Other than Section 2.3 which shall not terminate upon such event, upon the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company, which shall include (a) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (b) the consummation of the reorganization, merger or consolidation of the Company or a subsidiary of the Company with or into another entity, or an acquisition of this Company effected by an exchange of outstanding securities of this Company (except a reorganization, merger, consolidation, or exchange of securities in which the holders of capital stock of the Company immediately prior to such transaction continue to hold at least 50% of the voting power of the Company or the surviving or acquiring entity after such transaction; provided, that a transaction shall not be deemed a liquidation, dissolution or winding up of the Company if its sole purpose is to change the state of the Company’s incorporation); or

(e) With the agreement of each of the Stockholders.

6.	Miscellaneous.

6.1 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives.

6.2 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of (i) the Company, and (ii) all of the Stockholders. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company and the Stockholders, and each of their respective successors and assigns.

6.3 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall he deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt) or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address, facsimile number or electronic mail address as set forth on the signature page hereof, or as subsequently modified by written notice.

6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

6.5 Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts in Maricopa County, Arizona, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement, except in the federal and state courts in Maricopa County, Arizona; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.6 Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity. Without limiting the generality of the foregoing, the parties agree that, in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief, with notice and without the necessity of posting a bond, and that, if any action or proceeding is brought in equity to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

6.7 Independent Advice of Counsel. Each of the Stockholders acknowledges that legal counsel for the Company has prepared this Agreement, and that the Stockholders have been advised to consult with, and have had the opportunity to consult with, independent legal counsel, prior to executing this Agreement.

6.8 Attorney’s Fees. If a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in ascertaining such party’s rights, in preparing to enforce, or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute.

6.9 Counterparts. This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by fax shall be equally as effective as delivery of an executed hard copy of the same. Any party doing so shall also deliver an executed hard copy of same, but the failure by such party to deliver an executed hard copy shall not affect the validity, enforceability, and binding effect of this Agreement.

6.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.11 Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof, and any and all other written or oral agreements relating to the subject matter hereof and thereof existing among the parties hereto are expressly canceled.

[SIGNATURES ON FOLLOWING PAGE]

The parties have executed this Agreement as of the date first written above.

SET JET, LLC

By :	/s/ Thomas P. Smith
Thomas P. Smith, CEO

“Stockholders”

/s/ Thomas P. Smith	THEODORE H CONSTANTINE
Thomas P. Smith,

/s/ Scott A. Untrech	By:	/s/ Theodore H. Constantine
Scott A. Untrecht		Theodore H Constantine

CLEAR AIR, LLC		KINGSTON ROBERT CONSTANTINE TRUST

By :	/s/ Steven D. Reynolds	By:	/s/ David Jacofsky
	Steven D. Reynolds, Manager		David Jacofsky, Trustee

THE III TRUST		JENSON JOSEPH CONSTANTINE TRUST

By :	/s/ William R. Smith, III	By :	/ s/ David Jacofsky
	William R. Smith III, Trustee		David Jacofsky, Trustee

DJJ TRUST

By :	/s/ David Jacofsky
David Jacofsky, Trustee